Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File #333-272156, File #333-269304 and File #333-260316) and Form S-8 (File #333-272702, File #333-265644, File #333-211382 and File #333-203156) of Professional Diversity Network, Inc. (the Company) of our report dated March 31, 2025, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K and this Form 8‐K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Sassetti LLC

Oak Brook, IL
March 31, 2026